Exhibit 99.1

Mesa Announces Termination of Turboprop Aircraft Service

PHOENIX, Oct. 29 /PRNewswire-FirstCall/ -- MESA AIR GROUP, INC. (Nasdaq: MESA) today announced that United Airlines has exercised its early termination rights for Mesa's operation of 10 Dash-8 turboprop aircraft under Mesa's code-share agreement with United Airlines. Mesa plans to work with United Airlines on an orderly transition plan, but, in any event, the date of exit from service is expected to be no later than April 30, 2010.

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See the Company's disclosure in its Form 10-Q for the quarterly period ended June 30, 2009 for a complete discussion of the Company's agreement with United.

"We face a challenging period during the next few quarters and will strive to mitigate the impact of the termination of aircraft under our code-share agreement with United Airlines. The lease terms covering four of these aircraft expire on April 30, 2010, the remaining six aircraft have lease terms beyond April 30, 2010. We are exploring a number of opportunities for the remaining six aircraft including other codeshare opportunities, our independent operations or subleasing the aircraft to other operators," said Mesa Chairman and CEO, Jonathan Ornstein.

For more information regarding these matters, please see the Company's quarterly report filed with the SEC on August 10, 2009.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.

Mesa currently operates 136 aircraft with approximately 800 daily system departures to 126 cities, 40 states, the District of Columbia, Canada, and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 3,700 employees.

Mesa Website: www.mesa-air.com

SOURCE Mesa Air Group, Inc.

Brian Gillman, Exec. VP & General Counsel of Mesa Air Group, Inc., +1-602-685-4052, brian.gillman@mesa-air.com